Exhibit 99.1

For Immediate Release

Contacts:	Josh Kern	Amy Moynihan
	VICORP Restaurants, Inc.	GroundFloor Media
	Office: 303.672.2225	Office: 303.865.8123

VICORP Restaurants Inc. Files Voluntary Chapter 11 Petition

VICORP receives $60 million in new financing

Company expects normal operations to continue while restructuring its debt

DENVER (April 3, 2008) – VICORP Restaurants, Inc., which operates Village Inn and Bakers Square restaurants, and its parent company VI Acquisition Corporation, today announced that in order to continue operations and enhance the value of their businesses, they have filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in Delaware. VICORP intends to use the Chapter 11 process to restructure its debt obligations. The Company has determined that Chapter 11 reorganization is in the best long-term interest of the company, its employees, customers, creditors, business partners and other stakeholders.

In conjunction with the filing, its pre-petition lenders have agreed to provide VICORP with $60 million in debtor-in-possession financing that, together with the company’s existing cash flow, will enable VICORP to fulfill obligations associated with operating its business, including payments to employees, suppliers and other business partners for goods delivered and services provided on or after today’s filing. This financing arrangement is subject to Bankruptcy Court approval.

President and Chief Executive Officer Ken Keymer said, “After a thorough analysis of VICORP’s financial condition, the company concluded that today’s court filings were both prudent and necessary. Although we have already taken many steps to address the challenges we face, these steps were not enough to allow us to address our substantial debt obligations. Filing for Chapter 11 allows VICORP to improve profitability and to initiate a formal process for restructuring our balance sheet. From an operational standpoint, we intend to continue to provide our customers with the quality and service on which they depend and to meet our post-petition obligations to suppliers and other business partners.”

“VICORP has successfully operated restaurants since 1958,” said Keymer. “The recent economic slowdown, combined with substantial increases in operating costs, has seriously impeded the ability of VICORP to generate results similar to those historically achieved by the company. Certainly, we regret the necessity of filing Chapter 11 and the closure of 58 restaurants in various communities across the country.”

Keymer continued, “We intend to use this reorganization process to make the company stronger and more financially secure as we continue to contend with the current challenging operating environment. We also intend to take action to further enhance efficiency and profitability across the organization. This will include performing a thorough review of all underperforming locations over the next several months to determine if they can meet our long-term objectives.”

In conjunction with today’s filing with the Bankruptcy Court, VICORP has sought relief through a variety of “first day motions” to support its employees, customers and suppliers. Normal business operations will continue at 348 Village Inn and Bakers Square restaurants across the country today and throughout the reorganization process. Specifically, the restaurants expect to continue to:

•	Operate their normal schedules with a full menu and service staff as usual (times and locations can be found at www.vicorpinc.com);

•	Take and fulfill pie orders;

•	Honor coupons, gift cards and certificates as usual;

•	Provide employees wages, healthcare coverage, vacation, sick leave and similar benefits without interruption; and,

•	Pay suppliers for goods and services received during the reorganization process.

VICORP’s franchise partners were unaffected by this filing. In addition, VICOM, VICORP’s bakery division, will continue to operate, supplying desserts and pies for its corporate and franchise Village Inn restaurants, its Bakers Square restaurants and producing its award-winning J. Horner’s pies for foodservice outlets and retailers across the country. No delay or interruption is expected in VICOM’s pie manufacturing and distribution business.

“As we work to emerge from Chapter 11, I am certain of many things about VICORP and its operating divisions. Village Inn, Bakers Square and VICOM will continue our heritage of providing high-quality food and desserts to our customers, and a great experience to our restaurant guests,” said Keymer. “The commitment to all of our people, whether they work making pies and desserts, labor in our restaurants, or provide services to our operators from our corporate support center, remains intact. These employees are the heart of our operation and they generate the energy and determination we need to successfully meet today’s challenges. Finally, our customers can be confident that they will continue to enjoy the same made-from-scratch meals served by our friendly staff that is unique to VICORP.”

For questions regarding pie orders, gift cards and gift certificates purchased from closing Village Inn or Bakers Square restaurants, please go to www.villageinn.com or www.bakerssquare.com or call the customer service line at 1-866-304-8271.

About VICORP Restaurants Inc.

Headquartered in Denver, VICORP Restaurants Inc. operates two restaurant concepts under proven and well-recognized brands, Village Inn and Bakers Square.  Founded in 1958, VICORP has 348 restaurants in 25 states, consisting of 255 company-operated restaurants and 93 franchised restaurants. Known for its strong breakfast heritage, Village Inn has been serving its signature breakfast items like one-of-a-kind skillet dishes and made-from-scratch pancakes for 50 years.  In addition, Village Inn offers traditional American fare for lunch and dinner.  Bakers Square is synonymous with award-winning pies and also offers distinct, high-quality menu items for breakfast, lunch and dinner.

Both Village Inn and Bakers Square guests are served The Best Pie in America® including dozens of varieties of premium, multi-layer specialty pies baked by VICOM, VICORP’s bakery division.  In 2007, Village Inn and Bakers Square were proud to win 32 combined blue ribbons at the American Pie Council’s National Pie Championships.  VICOM also produces pies for J. Horner’s, a line of pies sold through foodservice and retail outlets.

Additional information can be obtained from the company’s Web site at www.vicorpinc.com or by calling 1-866-304-8271.

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